Exhibit 99.1
Invacare Holdings Corporation Completes Financial Restructuring and is Well Positioned to Drive Forward in its Transformation

Successfully Recapitalized Debt and Equity Structure
Reorganized Company Appoints New Board of Directors and Existing Management Team Continues to Lead the Global Business
ELYRIA, Ohio— May 8, 2023 – Invacare Holdings Corporation (“Invacare” or “the company”), a leading manufacturer and distributor of medical equipment used in non-acute care settings, today announced that Invacare Corporation and its two U.S. subsidiaries, Freedom Designs, Inc. and Adaptive Switch Laboratories, Inc., successfully emerged from Chapter 11 on May 5, 2023.
“This marks the start of a new era for Invacare. With Chapter 11 behind us, we look to renew our commitment to operational excellence and drive profitable long-term growth in our core lifestyle and mobility & seating product categories,” said Geoffrey P. Purtill, president and chief executive officer. “Invacare is well-positioned to capitalize on global tailwinds in the markets we serve. We continue to manufacture and deliver vital healthcare products to our customers and each day focus on our purpose of Making Life’s Experiences Possible® for our end-users. Importantly, I want to express my gratitude to our associates for their unyielding commitment to Invacare. We now have a fresh start and a great opportunity to reshape the business for the future and realize our long-term growth potential.”
Approximately three months after filing for Chapter 11, Invacare emerges with a Plan of Reorganization that was supported by the key stakeholders, including support by nearly all creditor classes eligible to vote on the Plan of Reorganization. As a result of the reorganization, Invacare Holdings Corporation becomes the new parent company of Invacare’s global operations.
Company Increases Financial Flexibility with New Capital Structure

As part of its financial restructuring, the company successfully recapitalized its balance sheet through various transactions including:
•Equity Rights Offering: The company successfully executed a $75 million rights offering of new Common Stock and 9% Series A Convertible Preferred Stock.
•Exit Term Loan Facility and Secured Convertible Notes: The exit capital structure will consist of an Exit Term Loan Facility of $85 million and 7.5% Exit Secured Convertible Notes of $46.5 million, maturing in 2028.
•Asset Based Lending Facility (“ABL”): Finalized new North America ABL credit facility with borrowing capacity of up to $40 million, of which $13.4 million was borrowed on emergence.

Upon emergence, the proceeds from the Rights Offering and the ABL facility were used to repay $35.5 million of the Debtor-in-Possession (“DIP”) Term loan and $13.8 million of the DIP ABL facility. In addition, the proceeds will be utilized for general corporate purposes, including working capital and payment of restructuring professional fees. The financial restructuring enabled the company to extinguish

Exhibit 99.1
$223 million of principal and unpaid interest related to unsecured 2024 Series I, 2024 Series II and 2026 Convertible Notes

“We are pleased to have secured new financing which will provide additional flexibility,” said Kathy Leneghan, senior vice president and chief financial officer. “With a sustainable capital structure and enhanced balance sheet, we can now fully focus our efforts on executing our global transformation plan.”

Strategic Changes to the Board of Directors

To better reflect the company’s new ownership and its continued drive to strengthen the business, today the company announced the composition of its new Board of Directors, whose members bring a wealth of financial and healthcare experience to the company:
•Steven H. Rosen, co-founder and co-chief executive officer of Resilience Capital Partners LLC, has been named Chairman of the Board
•Geoffrey P. Purtill, continues to serve as a director

Newly Appointed Directors:
•Marec E. Edgar, president & chief executive officer of A.M. Castle & Co.
•Abraham T. Han, managing director of GLC Advisors & Co., LLC
•Peter J. Kuipers, executive vice president & chief financial officer of Omnicell, Inc.
•Kimberly S. Lody, former president and chief executive officer of Sonida Senior Living
•Randel G. Owen, former president and chief executive officer of Global Medical Response

As a result of the reorganization, the Director terms of Clifford D. Nastas, Edward F. Crawford, Petra Danielsohn-Weil, Marc M. Gibeley, Michael J. Merriman Jr., and Aron I. Schwartz on the previous Invacare Board have expired. Invacare thanks these individuals for their service.
Invacare will continue to operate under its current management team led by Mr. Purtill.

Additional Information
Court filings and additional information related to the company’s Chapter 11 cases are available on a separate website administrated by the company’s claims agent, Epiq at http://dm.epiq11.com/Invacare. Stakeholders with questions about the process may call Epiq at 1-855-795-2124 (U.S.) or +1-503-974-1666 (International).
About Invacare Holdings Corporation
Invacare Holdings Corporation OTC: IVCRQ (“Invacare” or the “company”) is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures and distributes medical devices that help people to move, rest, and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, elderly, bariatric) ailments. The company’s products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe, and Asia/Pacific. For more information about the company and its products, visit Invacare’s website at www.invacare.com.

Contact Information
Investor Contact
Lois Lee
loislee@invacare.com

Exhibit 99.1
Media Contact
C Street Advisory Group
Invacare@thecstreet.com